Exhibit 19.1

PARAMOUNT GROUP, INC.

INSIDER TRADING POLICY

January 1, 2025

Paramount Group, Inc. (the “Company”) has adopted the following policy and procedures for securities trading by Company directors and employees (this “Insider Trading Policy”). This Insider Trading Policy is intended to prevent the misuse of material nonpublic information, insider trading in securities, and the severe consequences associated with violations of insider trading laws. It is your obligation to review, understand and comply with this Insider Trading Policy and applicable laws.

Our Board of Directors has approved this Insider Trading Policy, and we have appointed our General Counsel as the Compliance Officer (with their designees, the “Compliance Officer”) to administer this Insider Trading Policy and oversee insider trading matters in general. See Part I, Section E below for further information and procedures for contacting the Compliance Officer.

Please note that this may not be the only trading policy that applies to you. Specifically, certain employees that have been deemed “Access Persons” of one or more of the Company’s investment advisor subsidiaries (“RIAs”) that are registered with the U.S. Securities and Exchange Commission (“SEC”) may be subject to one or more similar policies in that context. If that applies to you, then you will need to independently comply with any separate requirements (e.g., submitting to quarterly trade monitoring) imposed on you by the RIAs.

PART I. OVERVIEW

A. Who Must Comply?

This Insider Trading Policy applies to all of our employees and members of our Board of Directors, including anyone employed by or acting as a director or officer of any of the Company’s subsidiaries, as well as any other individuals whom the Compliance Officer may designate as Insiders (defined below) because they may have access to material nonpublic information about the Company.

The trading procedures outlined in Part II of this Insider Trading Policy (the “Trading Procedures”) only apply to all of our directors and executive officers (as defined by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and employees who may be designated from time to time. We will refer to these individuals who must comply with the Trading Procedures in Part II of this Insider Trading Policy as “Insiders.” The Trading Procedures provide rules for when Insiders can trade in our securities and explain the process for mandatory pre-clearance of proposed trades. You will be notified by the Compliance Officer or another executive officer if you are considered to be an Insider who is required to comply with the Trading Procedures. A list of Insiders will be maintained by the Compliance Officer.

This Insider Trading Policy and, for Insiders, the Trading Procedures also apply to the following persons (“Affiliated Persons”):

•
your spouse and minor children;

•
any family members living in your household;
•
any trust, family partnership or other type of entity formed primarily for the benefit of you or your family members over which you or another Affiliated Person of you has the authority, or is a member of a board of directors, committee or other formalized group of individuals or entities that has the authority, to approve or direct investment decisions concerning securities (“Affiliated Family Entities”); and
•
any investment fund, trust, retirement plan, partnership, corporation or other entity, other than an Affiliated Family Entity of yours, that directly or indirectly controls, or is controlled by, or is under common control with you or another Affiliated Person of you, or with respect to which you or another Affiliated Person of you otherwise has the authority, or is a member of a board of directors, committee or other formalized group of individuals or entities that has the authority, to approve or direct investment decisions concerning securities, unless such entity has established either (A) appropriate procedures designed to prevent you and other Affiliated Persons of you from influencing, approving or directing its investment decisions with respect to the Company’s securities or (B) its own insider trading controls and procedures designed to ensure compliance with applicable securities laws. In that case, you should include such entity on a schedule to your signed acknowledgement in the attached form pursuant to which you have agreed to comply with the controls and/or procedures referred to above as they relate to such entity’s trades in the Company’s securities, and that the Company may deem any violation thereof to be a violation of this Insider Trading Policy.

You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.

B. What is Prohibited by this Insider Trading Policy?

You and your Affiliated Persons are prohibited from engaging in insider trading and from trading in securities in violation of this Insider Trading Policy. “Insider trading” is (1) trading (buying or selling) the securities of a company whether for your account or for the account of another, while in the possession of material nonpublic information (see definition and discussion below) about that company or (2) disclosing material nonpublic information about a company to others who may trade on the basis of that information. Insider trading can result in criminal prosecution, jail time, significant fines and public embarrassment for you and the Company.

Prohibition on Trading in Company Securities

When you are in possession of material nonpublic information about the Company, whether positive or negative, you are prohibited from trading (whether for your account or for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants and exchange-traded options), any units in Paramount Group Operating Partnership LP and any derivative securities that provide the economic equivalent of ownership of any the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made pursuant to plans approved by the Compliance Officer in accordance with the Company’s Rule 10b5-1 Trading Plan Policy that are intended to comply with Rule 10b5-1 under the Exchange Act.

The trading prohibitions in this Insider Trading Policy do not apply to: (1) an exercise of an employee stock option when payment of the exercise price is made in cash; (2) the redemption of redeemable securities with the Company or its subsidiaries for shares of the Company’s stock; or (3) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.

The trading prohibitions in this Insider Trading Policy do apply, however, to the use of outstanding Company securities to pay part or all of the exercise price of a stock option, any sale of stock as part of a broker-assisted cashless exercise of an option and any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Prohibition on Tipping

Providing material nonpublic information about the Company to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. You are prohibited from providing material nonpublic information about the Company to a friend, relative or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities, or otherwise give trading advice concerning the Company’s securities, if you are in possession of material nonpublic information about the Company.

Prohibition on Trading in Securities of Other Companies

Whenever, during the course of your service to or employment by the Company, you become aware of material nonpublic information about another company (1) with which the Company has an existing business relationship, including but not limited to, the Company’s distributors, vendors, customers or suppliers or (2) with which the Company is in active discussions concerning a potential transaction or business relationship, neither you nor your Affiliated Persons may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others or engage in any other action to take advantage of that information. If your work regularly involves handling or discussing confidential information of companies in either of the foregoing categories, you should consult with the Compliance Officer before trading in any of those company’s securities.

Duration of Trading Prohibitions

These trading prohibitions continue whenever and for as long as you know or are in possession of material nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider even the appearance of improper insider trading and how enforcement authorities and others might view the transaction in hindsight.

This Insider Trading Policy applies to you and your Affiliated Persons so long as you are associated with the Company. If you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures described in Part II, will continue to apply to you and your Affiliated Persons until the later of: (1) the first full business day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the first full business day after any material nonpublic information known to you has become public or is no longer material. Section 16 reporting requirements may also continue to apply for six months after you leave the Company.

C. What is Material Nonpublic Information?

This Insider Trading Policy prohibits you from trading in a company’s securities if you are in possession of information about the company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you should consult with the Compliance Officer.

“Material” Information

Information about our Company or any other company is “material” if it could reasonably be expected to affect the investment decisions of a stockholder or potential investor or if disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about us or any other company. We speak mostly in this Insider Trading Policy about determining whether information about us is material and nonpublic, but the same analysis applies to information about other companies that would preclude you from trading in their securities.

In simple terms, material information is any type of information that could reasonably be expected to affect the market price of our securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are examples of the types of information that could be material:

•
projections of future earnings or losses, funds from operations or other earnings guidance;
•
quarterly financial results that are known but have not been publicly disclosed;
•
potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•
pending or proposed corporate mergers, acquisitions, tender offers or joint ventures;
•
pending or proposed acquisitions or dispositions of significant assets, properties or portfolios;

•
significant property casualty or injury at one of the Company’s properties due to a fire or other natural disaster;
•
changes in senior management or to the members of our Board of Directors;
•
significant actual or threatened litigation or governmental investigations or major developments in such matters;
•
cybersecurity risks and incidents, including the discovery of significant vulnerabilities or breaches;
•
significant developments regarding core markets, new lines of business, customers or contracts (e.g., the acquisition or loss of a contract);
•
changes in dividend policy or declarations of stock splits;
•
proposed public or private securities offerings or other financings;
•
potential defaults under the Company’s or its subsidiaries credit agreements or indentures or potential material liquidity issues; and
•
bankruptcies or receiverships.

The above items will not always be material and there may be other situations not described that are material. No “bright-line” standard or list of items can adequately address the range of situations that may arise; information and events should be carefully considered in terms of their materiality to the Company.

“Nonpublic” Information

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally.

To demonstrate that information is public, one must be able to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the U.S. Securities and Exchange Commission (the “SEC”), the distribution of a press release or publishing the information on our website if those are regular ways we communicate with investors, or by other means that are reasonably designed to provide broad public access. Before a person with material nonpublic information can trade, the market must have adequate time to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the first full trading day following the Company’s public release of the information.

For example, if the Company announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday.

D. What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The U.S. government pursues insider trading violations vigorously, routinely discovering, and successfully prosecuting, for example, trading by employees in foreign accounts, trading by family members and friends of insiders and trading involving only a small number of shares.

The penalties for violating rules against insider trading can be severe and include:

•
forfeiting any profit gained or loss avoided by the trading;
•
payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of a violation, have purchased or sold securities of the same class;
•
payment of criminal penalties of up to $5,000,000;
•
payment of civil penalties of up to three times the profit made or loss avoided; and
•
imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of $2.5 million or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under some circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may also subject you to disciplinary action by the Company, including termination of your employment or other relationship with the Company. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy whether or not it also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action.

E. How Do You Report a Violation of this Insider Trading Policy?

If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you should consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading or know of any such violation by any director, officer or employee of the Company, you should report the violation immediately to Gage Johnson, the Company’s Senior Vice President, General Counsel and Secretary, as the Compliance Officer.

However, if the conduct in question involves Mr. Johnson, as the Compliance Officer, or if you have reported such conduct to Mr. Johnson and do not believe that he has dealt with it properly, or if you do not feel that you can discuss the matter with Mr. Johnson, you may raise the matter with Wilbur Paes, the Company’s Chief Operating Officer, Chief Financial Officer and Treasurer.

PART II. TRADING PROCEDURES

A. Special Trading Restrictions Applicable to Insiders

In addition to needing to comply with the restrictions on trading in our securities set forth in Part I of this Insider Trading Policy, Insiders and their Affiliated Persons are subject to the following special trading restrictions:

1. No Trading During Quarterly Trading Blackout Periods.

The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions described herein, Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from the Compliance Officer in accordance with the procedures set forth below. Unless otherwise advised, the four trading windows consist of the periods that begin after market close on the first full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 23rd day of the last month of the then-current quarter. Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described in Section C of these Trading Procedures or (b) in accordance with the procedure for waivers described in Section D of these Trading Procedures.

2. Special Closed Trading Periods.

The Compliance Officer may designate, from time to time, a “Special Closed Window” during what would otherwise be a permitted trading window. During a Special Closed Window, designated Insiders (which could be all Insiders or a subset of Insiders) may not trade in the Company’s securities. The Compliance Officer may also impose a Special Closed Window on Insiders or a subset of Insiders to prohibit trading in the securities of other companies, including specified peers or competitors of the Company. The imposition of a Special Closed Window will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Insider Trading Policy to be material nonpublic information about the Company.

3. Gifts and Other Distributions in Kind.

No Insider may donate or make any other transfer of Company securities without consideration (e.g., a gift) when the Insider is not permitted to trade unless the Compliance Officer approves such gift, which approval generally will not be granted unless the donee agrees not to sell the securities until the Insider is permitted to sell. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships that are subject to this Insider Trading Policy.

4. No Trading During Retirement Plan Blackout Periods.

If the Company adopts a policy to allow ownership of Company stock in the Company’s 401(k) or other retirement plan, then no Insider may trade in any Company securities, which were acquired in connection with such Insider’s service or employment with the Company, during a retirement plan “blackout period” except as specifically permitted below. A retirement plan blackout period includes any period of more than three (3) consecutive business days during which at least fifty percent (50%) of all participants and beneficiaries under all of the individual account plans maintained by the Company and members of its controlled group are prohibited from trading in Company securities through their plan accounts. Insiders will receive advance notice of any such blackout period from the Compliance Officer or his or her designee.

5. Other Prohibited Transactions.

Insiders are also prohibited from engaging in the following:

•
No Short Sales. Insiders may not at any time sell any securities of the Company that are not owned by the Insider at the time of the sale (a “short sale”).
•
No Purchases or Sales of Derivative Securities or Hedging Transactions. No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time unless such transaction has been approved by the Nominating and Corporate Governance Committee of the Board of Directors.
•
No Company Securities Subject to Margin Calls. Insiders may not use the Company’s securities as collateral in a margin account.
•
No Pledges. No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Nominating and Corporate Governance Committee of the Board of Directors.

B. Pre-Clearance Procedures

No Insider may trade in our securities, even during an open trading window, unless the trade has been approved by the Compliance Officer in accordance with the procedures described below. In reviewing trading requests, the Compliance Officer may consult with our other officers and/or outside legal counsel and will seek approval of his or her own trades from the Chief Financial Officer.

1.
Procedures. No Insider may trade in our securities unless:
•
The Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to this

Insider Trading Policy or an equivalent form which is made available on any electronic compliance platform used by the Company. To provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days before the intended trade date;
•
The Insider has certified to the Compliance Officer in writing before the proposed trade(s) that the Insider does not possess material nonpublic information concerning the Company;
•
If the Insider is an executive officer or director, the Insider has informed the Compliance Officer, using the Stock Transaction Request form, whether, to the Insider’s best knowledge:
(i)
the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act; and
(ii)
if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
•
The Compliance Officer has approved the trade(s) and has certified their approval in writing (which may be by email).

The Compliance Officer does not assume responsibility for, and approval by the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading. Among other things, the Compliance Officer does not know everything that a requestor knows, or the SEC may disagree with any assessment that a trade was not illegal or otherwise prohibited.

2.
Additional Information.

Insiders shall provide to the Compliance Officer any documentation the Compliance Officer reasonably requires in furtherance of the foregoing procedures. Any failure to provide such information will be grounds for the Compliance Officer to deny approval of the trade request.

3.
Notification of Brokers of Insider Status.

Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their broker-dealers that (a) the Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Insider or any of their affiliates has been precleared by the Company; and (c) the broker is to provide transaction information to the Insider and/or Compliance Officer on the day of a trade.

4.
No Obligation to Approve Trades.

The foregoing approval procedures do not in any way obligate the Compliance Officer to approve any trade. The Compliance Officer has sole discretion to reject any trading request.

From time to time, an event may occur that is material to the Company and is known by only a limited number of directors and employees. The Compliance Officer may decline an Insider’s request to preclear a proposed trade based on the existence of a material nonpublic development – even if the Insider is not aware of that material nonpublic development. If any Insider engages in a trade before a material nonpublic development is disclosed to the public or resolved, the Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer may decide not to approve any transactions in the Company’s securities. The Compliance Officer will subsequently notify the Insider once the material nonpublic development is disclosed to the public or resolved. If an Insider requests preclearance of a trade during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.

5.
Completion of Trades.

After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request. Even if an Insider has received clearance, the Insider may not engage in a trade if (i) such clearance has been rescinded by the Compliance Officer, (ii) the Insider has otherwise received notice that the trading window has closed or (iii) the Insider has or acquires material nonpublic information.

6.
Post-Trade Reporting.

The details of any transactions in our securities (including transactions effected pursuant to a Rule 10b5-1 Plan) by an Insider (or an Affiliated Person) who is required to file reports under Section 16 of the Exchange Act must be reported to the Compliance Officer by the Insider or their brokerage firm on the same day on which a trade order is placed or such a transaction otherwise is entered into. The report shall include the date of the transaction, quantity of shares, the price and the name of the broker-dealer that effected the transaction. This reporting requirement may be satisfied by providing (or having the Insider’s broker provide) a trade order confirmation to the Compliance Officer if the Compliance Officer receives such information by the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

C. Exemptions

1.
Pre-Approved Rule 10b5-1 Plan.

Transactions made pursuant to an approved Rule 10b5-1 Plan (as defined below) will not be subject to our quarterly trading blackout periods, retirement plan blackout periods or pre-clearance procedures and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet specified requirements. A trading plan, arrangement or instruction that meets the requirements of the SEC’s Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to trade in Company securities inside of our quarterly trading blackout periods or other blackout periods, even when in possession of material nonpublic information.

The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities.

2.
Employee Equity and Retirement Plans.

Exercise of Stock Options and Redemptions of Securities. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to (i) the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash; or (ii) the redemption of redeemable securities with the Company or its subsidiaries for shares of the Company’s stock. However, the exercise of an option to purchase securities of the Company or redemption of redeemable securities for shares of the Company’s stock are subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section B above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities or redemption of redeemable securities are subject to all of the requirements of these Trading Procedures and the Insider Trading Policy. Moreover, these Trading Procedures apply to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Tax Withholding on Restricted Stock. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the withholding by the Company of shares of restricted stock upon vesting to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with these Trading Procedures.

Employee Stock Purchase Plan. If the Company adopts an employee stock purchase plan, the trading prohibitions and restrictions set forth in these Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under such employee stock purchase plan. However, no Insider may: (a) elect to participate in such employee stock purchase plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such employee stock purchase plan; or (b) make cash contributions to such employee stock purchase plan (other than through periodic wage withholding) without complying with these Trading Procedures. Any sale of securities acquired under such employee stock purchase plan is subject to the prohibitions and restrictions of these Trading Procedures.

Retirement Plan. If the Company adopts a policy to allow ownership of Company stock in the Company’s 401(k) or other retirement plan, the trading prohibitions and restrictions set forth in these Trading Procedures do not apply to purchases of Company securities in such retirement plan resulting from periodic contributions by Insiders to such retirement plan pursuant to payroll deduction elections. Such prohibitions and restrictions do apply, however, to certain elections Insiders may make under such retirement plan, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against or receive a distribution from such Insider’s retirement plan account if the loan or distribution will result in a liquidation of some or all of such Insider’s Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in an allocation of loan proceeds to the Company stock fund.

Dividend Reinvestment Plan. If the Company adopts a dividend reinvestment plan, the trading prohibitions and restrictions set forth in these Trading Procedures do not apply to purchases of Company securities under such dividend reinvestment plan resulting from the reinvestment by Insiders of dividends paid on Company securities. Such prohibitions and restrictions do apply, however, to voluntary purchases of Company securities resulting from additional contributions by Insiders to such dividend reinvestment plan (i.e., direct stock purchases), and to elections by Insiders to participate in such dividend reinvestment plan or change the level of such participation. These Trading Procedures also apply to sales by Insiders of Company securities purchased pursuant to such dividend reinvestment plan.

D. Waivers

A waiver of any provision of this Insider Trading Policy, including the Trading Procedures, may be authorized in writing by the Nominating and Corporate Governance Committee. All waivers shall be reported to the Board of Directors.

PART III. AMENDMENT

This Insider Trading Policy, including the Trading Procedures, may be amended from time to time with the approval of the Board of Directors or a designated committee thereof.

PART IV. ACKNOWLEDGEMENT

We will deliver a copy of this Insider Trading Policy to all current employees and directors and to future employees and directors at the start of their employment or relationship with the Company. Each of these individuals must acknowledge that they have received a copy and agree to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The attached acknowledgment must be completed and submitted to the Company within ten (10) days of receipt. From time to time, directors and employees may be required to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications thereto).

* * *

Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

STOCK TRANSACTION PRE-CLEARANCE REQUEST

I hereby notify Paramount Group, Inc. (the “Company”), pursuant to the Company’s Insider Trading Policy, of my intent to trade securities of the Company as indicated below:

1. REQUESTER INFORMATION
• Insider’s Name: ___________________________________________
• Position(s) with Company: _____________________________________
• Are you a Director or designated “Executive Officer” (CEO, CFO, GC, etc.) required to comply with the public notice and other requirements of Section 16 of the Securities Exchange Act of 1934*?
Y or N

2. INTENT TO PURCHASE (if a sale, please skip to section 3)
• Number of shares: ______________
• Intended trade date(s)**: __________________________
• Means of acquiring shares:	☐ Purchase through a broker on the open market; please specify broker: _________________________________________________________
☐ Acquisition through employee benefit plan (please specify plan): _________________________________________________________
☐ Other (please specify): ______________________________________

3. INTENT TO SELL (skip to section 4 and this section if trade is a purchase)
• Number of shares: ____________
• Intended trade date(s)**: __________________________
• Means of selling shares:	☐ Sale through a broker on the open market (please specify broker): ________________________________________________________
☐ Sale through employee benefit plan (please specify name of plan): ________________________________________________________
☐ Other (please specify): ______________________________________

	4. SECTION 16 COMPLIANCE		5. RULE 144 *** (skip this section if transaction requested involves a purchase—not applicable)
Please check all boxes that apply:

☐	To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction (e.g., a sale, when I now intend to purchase, or vice versa) within the previous 6 months.	☐

I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as those terms are defined in Rule 144 under the Securities Act of 1933, as amended).****

☐	I did engage in such a transaction, but it was not subject to, or was exempt from, Section 16(b) of the Exchange Act. (please specify reason):	☐

To the best of my knowledge, the transaction requested above will meet all of the applicable conditions of Rule 144—e.g., volume limitations, re-distribution prohibitions, etc., and I will arrange with my broker for a seller rep letter to this effect.

_____________________________________
	_____________________________________	☐	The transaction requested will be made pursuant to an effective registration statement covering such transaction.

		☐	None of the above.

CERTIFICATION

I hereby certify that I am not (1) in possession of any material nonpublic information concerning the Company, as defined in the Company’s Insider Trading Policy and (2) purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties and may be subject to discipline by the Company including termination of my employment.

Insider’s Signature	Date
APPROVAL
Signature of Compliance Officer (or designee)	Date

* Section 16 of the Securities Exchange Act of 1934 requires, among other things, certain senior management Insiders to file a Form 4 with the SEC within 2 days of each trade (including certain trades involving securities held indirectly) in the Company’s securities, broadly defined. This filing requirement is personal to the person trading.

**NOTE: Multiple lots must be listed on separate forms or broken out. Note that you must then confirm you traded “same day” or “morning after.”

*** Rule 144 is a regulation from the SEC that governs the sale of restricted or controlled securities to the public. The rule is intended to prevent insider trading and ensure that buyers have adequate information about the securities.

**** If neither or only one statement is true, then do not check this box. All directors and executive officers are generally considered “affiliates” for purposes of the rule.

INSIDER TRADING POLICY ACKNOWLEDGEMENTS

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Paramount Group, Inc. (the “Company”) Insider Trading Policy (the “Insider Trading Policy”), including the Trading Procedures (the “Trading Procedures”) if applicable. I further acknowledge and agree that, for purposes of determining my compliance with the Trading Procedures, trades in the Company’s securities made by my Affiliated Persons (as defined in the Trading Procedures) will be attributed to me, unless a waiver is obtained, and that I am responsible for ensuring compliance with the Trading Procedures by all of my Affiliated Persons. I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy.

I hereby notify the Company that trades in the Company’s securities made by any investment funds, trusts, retirement plans, partnerships, corporations and/or other entities listed by me on the separate schedule below (if any) will not be attributed to me under the Trading Procedures and represent that each such entity (i) is not an Affiliated Family Entity of mine, (ii) has established either (A) appropriate procedures designed to prevent me and other Affiliated Persons of mine from influencing, approving or directing their investment decisions with respect to the Company’s securities or (B) its own insider trading controls and procedures designed to ensure compliance with applicable securities laws and (iii) is aware that securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities. I hereby agree with the Company that I will comply with the controls and/or procedures (referred to in clause (ii) above) of any entity listed on the attached schedule as they relate to such entity’s trades in the Company’s securities and that the Company may deem any violation thereof to be a violation of the Trading Procedures.

Schedule of entities to be excluded from attribution to me for purposes of this policy:

None (unless listed below):

1. ________________________________________
2. ________________________________________
3. ________________________________________

Date:	Signature:

Name:

Title: